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                  *
                *****
              **-----**
            **-----       COMPETITIVE
          ****----        TECHNOLOGIES
            **=====       Unlocking the Potential of Innovation (R)
              **=====**
                *****
                  *  (R)  Technology Transfer and Licensing Services

                                   PROSPECTUS

                         COMPETITIVE TECHNOLOGIES, INC.

                        2,075,000 Shares of Common Stock

     This prospectus relates to the sale of 2,075,000 shares of our common stock by Crisnic Fund SA. Crisnic Fund SA is sometimes referred to in this prospectus as the selling shareholder. The prices at which Crisnic Fund SA may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by Crisnic Fund SA.

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the NYSE Amex Equities stock market under the symbol "CTT." On July 9, 2010 the last reported sale price for our common stock as reported on the NYSE Amex Equities stock market was $2.65 per share. We have applied to have the shares of common stock offered pursuant to this prospectus approved for listing on the NYSE Amex Equities stock market.

                              ____________________

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF THESE RISKS.
                              ____________________

     The selling shareholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.
                              ____________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________

                  The date of this Prospectus is July 14, 2010

                               TABLE OF CONTENTS

Prospectus Summary                                                             3
Forward-Looking Statements                                                     5
Risk Factors                                                                   6
Incorporation by Reference                                                    12
Use of Proceeds                                                               14
The Crisnic Fund SA Transaction                                               15
Selling Stockholder                                                           17
Plan of Distribution                                                          18
Legal Matters                                                                 20
Experts                                                                       20
Where You Can Find More Information                                           20
Disclosure of Commission Position on Securities Matters                       21

You may rely only on the information provided or incorporated by reference in this Prospectus. Neither we nor the selling stockholder have authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of the securities means that the information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

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                                        2

                               PROSPECTUS SUMMARY

     The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. You should read the entire Prospectus carefully, especially the discussion regarding the risks of investing in CTT common stock under the heading "Risk Factors," before investing in CTT common stock. In this Prospectus, "CTT," "we," "us," and "our" refer to Competitive Technologies, Inc.

BUSINESS

     We provide distribution, patent and technology transfer, sales and licensing services focusing on the needs of our customers, matching those requirements with commercially viable technology or product solutions. We develop relationships with universities, companies, inventors and patent or intellectual property holders to obtain the rights or a license to their intellectual property (collectively, the "technology" or "technologies"), or to their product. They become our clients, for whom we find markets to sell or further develop or distribute their technology or product. We also develop relationships with those who have a need or use for technologies or products. They become our customers, usually through a license or sublicense, or distribution agreement.

     We earn revenue in two ways, from licensing our clients' and our own technologies to our customer licensees, and in a business model that allows us to share in the profits of distribution of finished products. Our customers pay us license fees, royalties based on usage of the technology, or per unit fees, and we share that revenue with our clients. Our revenue fluctuates due to changes in revenue of our customers, upfront license fees, new licenses granted, new distribution agreements, expiration of existing licenses or agreements, and/or the expiration or economic obsolescence of patents underlying licenses or products.

     We acquire rights to commercialize a technology or product on an exclusive or non-exclusive basis, worldwide or limited to a specific geographic area. When we license or sublicense those rights to our customers, we may limit rights to a defined field of use. Technologies can be early, mid, or late stage. Products we evaluate must be a working prototype or finished product. We establish channel partners based on forging relationships with mutually aligned goals and matched competencies, to deliver solutions that benefit the ultimate end-user.

CORPORATE  INFORMATION

     We are a Delaware corporation. Our principal executive offices are located at 777 Commerce Drive, Suite 100, Fairfield, Connecticut 06825. Our telephone number is (203) 368-6044. The address of our website is
www.competitivetech.net.  Information  on  our  web  site  is  not  part of this
-----------------------
Prospectus.

CTT  COMMON  STOCK

     Our common stock trades on the NYSE Amex Equities stock market under the symbol "CTT."

THE  OFFERING

     On June 1, 2010, we entered into a Common Stock Purchase Agreement and a Registration Rights Agreement with Crisnic Fund SA, a Costa Rican investment corporation. Under the Purchase Agreement, Crisnic Fund SA is obligated upon effectiveness of the Registration Statement of which this prospectus is a part, to purchase at a price equal to 85% of the weighted average volume price of our common stock on the date of such effectiveness, 2,000,000 shares from us upon approval and effectiveness of this Registration Statement. Under the terms of the Purchase Agreement, upon approval from the NYSE Amex Equities stock market, Crisnic Fund SA will also receive a fee consisting of 75,000 shares of our common stock. As of June 1, 2010, there were 11,517,262 shares outstanding (11,322,900 shares held by non-affiliates) excluding the 2,075,000 shares offered pursuant to this Prospectus which have not yet been issued by us. If all of such 2,075,000 shares offered hereby were issued and outstanding as of the date hereof, the 2,075,000 shares would represent approximately 15.3% of the total common stock outstanding or approximately 15.5% of the non-affiliates shares outstanding as of the date hereof. The number of shares ultimately offered for sale by Crisnic Fund SA is dependent upon the number of shares sold by us to Crisnic Fund SA under the Purchase Agreement.

     Under the Purchase Agreement and the Registration Rights Agreement we are required to register and have included in the offering pursuant to this Prospectus (1) 75,000 shares which will be issued upon approval from the NYSE Amex Equities stock market to Crisnic Fund as a fee, and (2) 2,000,000 shares which we may sell to Crisnic Fund SA after this registration statement is declared effective (17.37% of our outstanding shares on June 1, 2010, the date of the Purchase Agreement). All 2,075,000 shares are being offered pursuant to this Prospectus. Under the Purchase Agreement, we have the right but not the obligation to sell 2,000,000 shares to Crisnic Fund SA.

     We did not have the right to commence any sales of our shares to Crisnic Fund SA until July 14, 2010, the date that the SEC declared effective the registration statement of which this Prospectus is a part. Generally we have the right but not the obligation to sell 2,000,000 of our shares to Crisnic Fund SA at a purchase price equal to $2.04 (85% of the volume weighted average price of our common stock on July 14, 2010, the date this Registration Statement was declared effective). There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

                           FORWARD-LOOKING STATEMENTS

This  prospectus  contains  forward-looking  statements  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

                                  RISK FACTORS

     You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the business of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

WE HAVE BEEN NOTIFIED BY THE NYSE AMEX, LLC THAT OUR STOCK MAY BE DELISTED

     As expected by the Company and as required by the rules of the NYSE Amex, LLC (the "Exchange"), on June 4, 2010 the Exchange notified the Company that the Exchange intended to file a delisting application with the Securities and Exchange Commission ("SEC") to strike the listing of our securities from the Exchange pursuant to Section 1009(d) of the NYSE Amex Company Guide. As anticipated, however, the Company has filed an appeal of the delisting determination and is seeking an oral hearing before a Listing Qualifications Panel of the Exchange (the "Panel"). On June 15, 2010 the Company received notification from the Exchange that the hearing before the panel is scheduled for Thursday, July 22, 2010 at the offices of the Exchange. The notice also advised that the staff's delisting action has been stayed pending the outcome of the review.

     Pursuant to the stock purchase agreement with Crisnic Fund referenced throughout this Prospectus, upon effectiveness of the Registration Statement underlying this prospectus the Company intends to sell 2 million shares of equity to Crisnic Fund, S.A. In its notification letter, the Exchange advised the Company that the delisting determination was based upon the Company's noncompliance with Sections 1003(a)(i) and (ii) of the Company Guide relating to the low stockholders' equity in light of prior losses from continued operations. Specifically, the Company is not in compliance with stockholders' equity of not less than $4,000,000 given the Company's net losses in three of its four most recent fiscal years. Staff from the Exchange noted in their letter that under their rules they were not permitted to extend the compliance period further. While there are no guarantees that the Company will successfully close the Crisnic Fund S.A. transaction, closing on those funds would be expected to resolve this stockholders' equity deficiency.

     There can be no assurance that the Panel of the Exchange will grant the Company's request for continued listing. If the Panel does not grant the relief sought by the Company, its securities will be delisted from the Exchange in which event the Company would expect them be quoted on the OTC or on another exchange upon application by the Company and approval by any such exchange.

IN THE LAST THREE FISCAL YEARS WE INCURRED SIGNIFICANT NET LOSSES AND NEGATIVE CASH FLOWS, AND OUR ABILITY TO FINANCE FUTURE LOSSES IS LIMITED, AND MAY SIGNIFICANTLY AFFECT EXISTING STOCKHOLDERS.

     The table below summarizes our consolidated results of operations and cash flows for the three fiscal years ended July 31, 2009:

                              2009          2008          2007
                         ------------  ------------  ------------

Net income (loss)        $(3,479,824)  $(5,966,454)  $(8,893,946)
Net cash flows from:
 Operating activities     (3,491,630)   (4,994,411)   (5,437,443)
 Investing activities         (1,490)      792,539      (978,217)
 Financing activities      2,008,096      (133,109)       78,425
Net increase (decrease)
 in cash and cash
 equivalents             $(1,485,024)  $(4,334,981)  $(6,337,235)

     Our current recurring revenue stream is insufficient for us to be profitable with our present cost structure. We incurred an operating loss of $745,098 for our most recently reported fiscal quarter which ended January 31, 2010. To return to and sustain profitability, we must increase recurring revenues by successfully licensing technologies, including our recently FDA approved pain management device, with current and long-term revenue streams, and continue to build our portfolio of innovative technologies. Our revenues have not been sufficient to sustain our operations. Our profitability will require the successful commercialization of our pain management device. No assurances can be given when this will occur or that we will ever be profitable.

     Other than our agreement with Crisnic Fund SA which is described in this Prospectus, as well as an agreement we have with Fusion Capital Fund II to put certain shares of our common stock, we have no outstanding debt or available credit facility, and believe it would be difficult to obtain additional debt financing due or other equity financing to the current composition of our balance sheet, and unpredictable nature of our annual cash flows. Our financing options are limited, and we must primarily rely on cash on hand and cash flows from operations, though this situation could change in the future. We continue to review financing options for our business, which may in the future include more equity financing. Through the Crisnic Fund SA offering and any other equity financing arrangement in the future, pursuant to which we sell shares of our common stock to raise cash to operate the business, existing holders of our common stock will suffer significant dilution to their equity position.

WE MAY REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS

     At April 30, 2010 we had positive total working capital of $493,490, as compared to working capital deficit of $76,931 at April 30, 2009. We had a net loss of $3,479,824 for the fiscal year ended July 31, 2009, and a net loss of $739,465for the three months ended April 30, 2010. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

     We have authorized the sale and issuance of 2,000,000 shares of our common stock (17.37% of our outstanding on June 1, 2010) to Crisnic Fund SA under the Purchase Agreement. We estimate that the maximum number of shares we will sell to Crisnic Fund SA under the Purchase Agreement will be such 2,000,000 shares (which do not include 75,000 additional shares issuable to Crisnic Fund SA as a fee).

     The extent we rely on Crisnic Fund SA as a source of funding will depend on a number of factors including, the prevailing market price of our common stock, our desire to maintain sufficient stockholder equity to maintain a listing on the NYSE Amex Equities Market, and the extent to which we are able to secure working capital from other sources, such as through the sale of our products (including our pain management device). If obtaining sufficient financing from Crisnic Fund SA were to prove unavailable or prohibitively dilutive and if we are unable to commercialize and sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the proceeds from the full 2,000,000 shares sold under the Purchase Agreement with Crisnic Fund SA, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

THE SALE OF OUR COMMON STOCK TO CRISNIC FUND SA MAY CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY CRISNIC FUND SA COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

In connection with entering into the agreement, we authorized the sale to Crisnic Fund SA of 2,000,000 shares of our common stock and the issuance of an additional 75,000 shares of our common stock as a fee. The number of shares ultimately offered for sale by Crisnic Fund SA under this Prospectus is dependent upon the number of shares purchased by Crisnic Fund SA under the Purchase Agreement. The purchase price for the common stock to be sold to Crisnic Fund SA pursuant to the Purchase Agreement is $2.04 (85% of the volume weighted average market price of our common stock at the close of business on July 14, 2010, the date this Registration Statement became effective). All 2,075,000 shares registered in this offering are expected to be freely tradable. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. Crisnic Fund SA may ultimately purchase all, some or none of the 2,075,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Crisnic Fund SA by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

However, we have the right to control the timing and amount of any sales of our shares to Crisnic Fund SA and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

THE  MARKET  PRICE  OF  OUR  COMMON  STOCK  IS  HIGHLY  VOLATILE.

     The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, including Crisnic Fund SA pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

CERTAIN OF OUR LICENSED PATENTS HAVE EXPIRED AND WE MAY NOT BE ABLE TO REPLACE THEIR ROYALTY REVENUES.

     In 2009, we earned retained royalties from licenses for 12 patented technologies. The patents for six of those patented technologies have or will expire between 2009 and 2011. Those patented technologies represented approximately 32% of our retained royalties in 2009. Retained royalties of approximately $50,000, or 19%, $15,000, or 6%, and $18,000, or 7%, were from patents expiring in fiscal, 2009, 2010 and 2011, respectively. The loss of this revenue will materially and adversely affect our operating results if we are unable to replace it with revenue from other licenses or sources. Since it often takes two or more years for a technology to produce significant revenue, we continuously seek new sources of future revenue

WE DEPEND ON RELATIONSHIPS WITH INVENTORS TO GAIN ACCESS TO NEW TECHNOLOGIES AND INVENTIONS. IF WE FAIL TO MAINTAIN EXISTING RELATIONSHIPS OR TO DEVELOP NEW RELATIONSHIPS, WE MAY HAVE FEWER TECHNOLOGIES AND INVENTIONS AVAILABLE TO GENERATE REVENUES. TECHNOLOGY CAN CHANGE RAPIDLY AND INDUSTRY STANDARDS CONTINUALLY EVOLVE, OFTEN MAKING PRODUCTS OBSOLETE, OR RESULTING IN SHORT PRODUCT LIFECYCLES. OUR PROFITABILITY DEPENDS ON OUR LICENSEES' ABILITY TO ADAPT TO SUCH CHANGES.

     We do not invent new technologies or products. We depend on relationships with universities, corporations, government agencies, research institutions, inventors, and others to provide technology-based opportunities that we can develop into profitable royalty-bearing licenses. Failure to maintain these relationships or to develop new relationships could adversely affect our operating results and financial condition. If we are unable to forge new relationships or to maintain current relationships, we may be unable to identify new technology-based opportunities and enter into royalty-bearing licenses. We also are dependent on our clients' abilities to develop new technologies, introduce new products, and adapt to changes in technology and economic needs.

     We cannot be certain that current or new relationships will provide the volume or quality of available new technologies necessary to sustain our business. In some cases, universities and other sources of new technologies may compete against us as they seek to develop and commercialize these technologies themselves, or through entities that they develop, finance and/or control. In other cases, universities receive financing for basic research from companies in exchange for the exclusive right to commercialize any resulting inventions. These and other strategies may reduce the number of technology sources, potential clients, to whom we can market our services. If we are unable to secure new sources of technology, it could have a material adverse effect on our operating results and financial condition.

STRONG  COMPETITION  WITHIN  OUR  INDUSTRY  MAY  REDUCE  OUR  CLIENT  BASE.

     We compete with universities, law firms, venture capital firms and other technology commercialization firms for technology licensing opportunities. Many organizations offer some aspect of technology transfer services, and some are well established and have more financial and human resources than we do. This market is highly fragmented and participants frequently focus on a specific technology area.

OUR BY-LAWS PROVIDE THAT WE INDEMNIFY OUR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS IN CERTAIN CIRCUMSTANCES. WE CARRY DIRECTORS AND OFFICERS LIABILITY
INSURANCE,  SUBJECT  TO  DEDUCTIBLES,  TO  REDUCE  THESE  FINANCIAL OBLIGATIONS.

     Our directors, officers, employees and agents may claim indemnification in certain circumstances.

WE ARE INVOLVED IN LAWSUITS THAT HISTORICALLY HAVE INVOLVED SIGNIFICANT LEGAL EXPENSES. IF THE COURTS OR REGULATORY AGENCIES IN THESE SUITS OR ACTIONS DECIDE AGAINST US, THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     A complete description of all of the lawsuits that we are involved in is hereby incorporated by reference from our Form 10-K for the fiscal year ended July 31, 2009 which was filed on October 27, 2009 and our most recent Form 10-Q for the quarter ended April 30, 2010 which was filed on June 14, 2010.

OUR REVENUE GROWTH DEPENDS ON OUR ABILITY TO UNDERSTAND THE TECHNOLOGY REQUIREMENTS OF OUR CUSTOMERS IN THE CONTEXT OF THEIR MARKETS. IF WE FAIL TO UNDERSTAND THEIR TECHNOLOGY NEEDS OR MARKETS, WE LIMIT OUR ABILITY TO MEET THOSE NEEDS AND TO GENERATE REVENUES.

     We believe that by focusing on the technology needs of our customers, we are better positioned to generate revenues by providing technology solutions to them. The market demands of our customers drive our revenues. The better we understand their markets and requirements, the better we are able to identify and obtain effective technology solutions for our customers. We rely on our professional staff and contract business development consultants to understand our customers' technical, commercial, and market requirements and constraints, and to identify and obtain effective technology solutions for them.

OUR  SUCCESS  DEPENDS  ON  OUR  ABILITY  TO  ATTRACT  AND  RETAIN KEY PERSONNEL.

     Our success depends on the knowledge, efforts and abilities of a small number of key personnel. John B. Nano is our Chairman, President, Chief Executive Officer and Interim Chief Financial Officer and Aris D. Despo is our Executive Vice President, Business Development. We rely on our professional staff and contract business development consultants to identify intellectual property opportunities and technology solutions, and to negotiate and close license agreements. Competition for personnel with the necessary range and depth of experience is

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
intense. We cannot be certain that we will be able to continue to attract and retain qualified personnel. If we are unable to hire and retain highly qualified professionals and consultants, especially with our small number of staff, our revenues, prospects, financial condition and future activities could be materially adversely affected.

OUR CUSTOMERS, AND WE, DEPEND ON GOVERNMENT APPROVALS TO COMMERCIALLY DEVELOP CERTAIN LICENSED PRODUCTS.

     Commercial development of some licensed patents may require the approval of governmental regulatory agencies, especially in the life sciences area, and there is no assurance that those agencies will grant such approvals. In the United States, the principal governmental agency involved is the U.S. Food and Drug Administration ("FDA"). The FDA's approval process is rigorous, time consuming and costly. Unless and until a licensee obtains approval for a product requiring such approval, the licensee may not sell the product in the U.S., and therefore we will not receive royalty income based on U.S. sales of the product.

IF OUR CLIENTS AND WE ARE UNABLE TO PROTECT THE INTELLECTUAL PROPERTY UNDERLYING OUR LICENSES, OR TO ENFORCE OUR PATENTS ADEQUATELY, WE MAY BE UNABLE TO DEVELOP SUCH LICENSED PATENTS OR TECHNOLOGIES SUCCESSFULLY.

     Our success in earning revenues from licenses is subject to the risk that issued patents may be declared invalid, that a patent may not be issued on a patent application, or that competitors may circumvent or infringe our licensed patents and thereby render our licensed patents not commercially viable. In addition, when all patents underlying a license expire, our royalties from that license cease, and there can be no assurance that we will be able to replace those royalties with royalty revenues from new or other licenses.

PATENT LITIGATION HAS INCREASED; IT CAN BE EXPENSIVE AND MAY DELAY OR PREVENT OUR CUSTOMERS' PRODUCTS FROM ENTERING THE MARKET.

     Our clients and/or we may pursue patent infringement litigation or interference proceedings against sellers of products that we believe infringe our patent rights. Holders of conflicting patents or sellers of competing products also may challenge our patents in patent infringement litigation or interference proceedings.

     We cannot be certain that our clients and/or we will be successful in any such litigation or proceeding, and the results and costs may materially adversely affect our business, operating results and financial condition.

DEVELOPING NEW PRODUCTS, CREATING EFFECTIVE COMMERCIALIZATION STRATEGIES FOR TECHNOLOGIES, AND ENHANCING THOSE PRODUCTS AND STRATEGIES ARE SUBJECT TO INHERENT RISKS. RISKS INCLUDE UNANTICIPATED DELAYS, UNRECOVERABLE EXPENSES, TECHNICAL PROBLEMS OR DIFFICULTIES, AND THE POSSIBILITY THAT DEVELOPMENT FUNDS WILL BE INSUFFICIENT. THE OCCURRENCE OF ANY ONE OR MORE OF THESE RISKS COULD CAUSE US TO ABANDON OR SUBSTANTIALLY CHANGE OUR TECHNOLOGY COMMERCIALIZATION STRATEGY.

     Our success depends on, among other factors, our clients developing new or improved technologies, our customers' products meeting targeted cost and performance objectives for large-scale production, and our customers' ability to adapt technologies to satisfy industry standards, and consumer expectations and needs, and bringing their products to market before market saturation. They may encounter unanticipated problems that result in increased costs or substantial delays in introducing and marketing new products. Products may not be reliable or durable under actual operating conditions or commercially viable and competitive. New products may not meet price or other performance objectives when introduced in the marketplace. Any of these events would adversely affect our realization of royalties from new products.

WE  HAVE  NOT  PAID  DIVIDENDS  ON  OUR  COMMON  STOCK.

     We have not paid cash dividends on our common stock since 1981, and, our Board of Directors does not currently have plans to declare or pay cash dividends in the future. The decision to pay dividends is solely at the discretion of our Board of Directors based upon factors that they deem relevant, and may change at any time.

AS  A  PUBLICLY HELD COMPANY, WE HAVE SIGNIFICANTLY HIGHER ADMINISTRATIVE COSTS.

     The Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and new listing requirements adopted by the American Stock Exchange in response to the Sarbanes-Oxley Act of 2002, has required changes in corporate governance practices, internal control policies and audit committee practices of public companies. These new rules, regulations, and requirements have increased our legal, audit, financial, compliance and administrative costs, and have made certain other activities more time consuming and costly. The additional costs are expected to continue. These new rules and regulations may make it more difficult and more expensive for us to obtain directors and officers liability insurance in the future, and could make it more difficult for us to attract and retain qualified members for our Board of Directors, particularly to serve on our audit committee.

IN  DEVELOPING  NEW  PRODUCTS  WE  ARE  AFFECTED BY PATENT LAWS AND REGULATIONS.

     Patent laws and regulations are constantly being reviewed for possible revision. We cannot be certain how we will be affected by revisions.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" much of the information we file with, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below :

- our annual report on Form 10-K for the fiscal year ended July 31, 2009, filed on October 27, 2009;

- our quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2009 filed with the SEC on December 15, 2009;

- our quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2010 filed with the SEC on March 16, 2010;

- our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2010 filed with the SEC on June 14, 2010;

-    our periodic report on Form 8-K as filed on July 30, 2009;

-    our periodic report on Form 8-K as filed on August 5, 2009;

-    our periodic report on Form 8-K as filed on August 7, 2009;

-    our periodic report on Form 8-K/A as filed on September 29, 2009;

-    our periodic report on Form 8-K as filed on June 2, 2010;

-    our periodic report on Form 8-K as filed on June 10, 2010;

-    our periodic report on Form 8-K as filed on June 16, 2010;

-    our definitive Proxy Statement on Schedule 14A filed on February 25, 2010.

     You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Competitive Technologies, Inc., 777 Commerce Drive, Suite 100, Fairfield, Connecticut 06825, (203) 368-6044, attention:
Investor Relations. These filings may also be obtained through the Company's website located at http://www.competitivetech.net.
                      ------------------------------

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

     In accordance with these rules, we have incorporated by reference the description of our business, our securities, our properties, any legal proceedings, market price of and dividend's with respect to our common stock, our financial statements and our management's discussion and analysis of our financial condition and results of operations. We have also incorporated by reference disclosure with respect to our officers and directors, their compensation structure, any related transactions with our officers and directors and our shareholders.

     The Company advises that there have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

                                USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholder. We will receive no proceeds from the sale of shares by Crisnic Fund SA of common stock registered in this offering. However, upon closing, we will receive an estimated $4,080,000 in proceeds from the sale of our common stock to Crisnic Fund SA under the common stock Purchase Agreement (based on $2.04 which is 85% of the volume weighted average sale price of our common stock on the date the Registration Statement went effective). Any proceeds from Crisnic Fund SA we receive under the Purchase Agreement will be used for working capital and general corporate purposes.

                        THE CRISNIC FUND SA TRANSACTION

GENERAL

     On June 1, 2010, we entered into a Common Stock Purchase Agreement and a Registration Rights Agreement with Crisnic Fund SA, a Costa Rican investment corporation. Under the Purchase Agreement, we have the right but not the obligation to sell to Crisnic Fund SA, 2,000,000 shares from us upon effectiveness of this Registration Statement. Crisnic Fund SA is obligated to buy the 2,000,000 shares from us upon effectiveness of the Registration Statement of which this Prospectus is a part. Under the terms of the Purchase Agreement, Crisnic Fund SA will also receive a fee consisting of 75,000 shares of our common stock. As of June 1, 2010, there were 11,517,262 shares outstanding (11,322,900 shares held by non-affiliates) excluding the 2,075,000 shares offered pursuant to this Prospectus which have not yet been issued by us. If all of such 2,075,000 shares offered hereby were issued and outstanding as of the date hereof, the 2,075,000 shares would represent approximately 15.3% of the total common stock outstanding or approximately 15.5% of the non-affiliates shares outstanding as of the date hereof. The number of shares ultimately offered for sale by Crisnic Fund SA is dependent upon the number of shares purchased by Crisnic Fund SA under the Purchase Agreement.

     Under the Purchase Agreement and the Registration Rights Agreement we are required to register and have included in the offering pursuant to this Prospectus (1) 75,000 shares which will be issued upon approval from the NYSE Amex Equities stock market to Crisnic Fund as a fee, and (2) 2,000,000 shares which we may sell to Crisnic Fund SA after this registration statement is declared effective (17.37% of our outstanding shares on June 1, 2010, the date of the Purchase Agreement). All 2,075,000 shares are being offered pursuant to this Prospectus.

     We did not have the right to sell shares to Crisnic Fund SA until July 14, 2010, the date the SEC declared effective the registration statement of which this Prospectus is a part. Generally we have the right but not the obligation to sell 2,000,000 shares to Crisnic Fund SA at a purchase price equal to $2.04 (85% of the volume weighted average market price on July 14, 2010, the date this registration statement became effective). We have the right to control the timing and amount of any sales of our shares to Crisnic Fund SA. There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

     In an amendment to the Common Stock Purchase Agreement on June 2, 2010, Crisnic Fund agreed to pay us for the shares sold on that date which is the earlier of 14 days from the effective date of the registration statement for the shares or 24 hours after receipt by Crisnic Fund of proceeds from sale of the shares.

MINIMUM  SALES  PRICE

     Under the Purchase Agreement, we have set a minimum sales price for sales by Crisnic Fund SA without our consent of our shares of the market ("floor price") of $1.00. Specifically, Crisnic Fund SA shall not have the right to sell shares of our common stock on any business day that the closing price of our common stock is below $1.00.

OUR  TERMINATION  RIGHTS

     We have the unconditional right at any time for any reason to give notice to Crisnic Fund SA terminating the Purchase Agreement without any cost to us.

NO  SHORT-SELLING  OR  HEDGING  BY  CRISNIC  FUND  SA

     Crisnic Fund SA has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON OUR STOCKHOLDERS

     All 2,075,000 shares registered in this offering are expected to be freely tradable. The sale by Crisnic Fund SA of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Crisnic Fund SA may ultimately acquire all, some or none of the 2,075,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Crisnic Fund SA by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Crisnic Fund SA and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

     In connection with entering into the agreement, we authorized the sale to Crisnic Fund SA of 2,000,000 shares of our common stock (17.37% of our outstanding shares on June 1, 2010, the date of the Purchase Agreement). We anticipate that we will sell the 2,000,000 shares to Crisnic Fund SA under the Purchase Agreement (exclusive of the 75,000 shares issuable to Crisnic Fund SA as a fee), all of which are included in this offering. We have the right to terminate the Purchase Agreement without any payment or liability to Crisnic Fund SA at any time. The number of shares ultimately offered for sale by Crisnic Fund SA is dependent upon the number of shares purchased by Crisnic Fund SA under the Purchase Agreement.

                            THE SELLING STOCKHOLDER

     The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

                                               SHARES TO BE SOLD
                                               IN THE OFFERING
                               PERCENTAGE OF  ASSUMING THE        PERCENTAGE OF
                 SHARES        OUTSTANDING    COMPANY ISSUES      OUTSTANDING
                 BENEFICIALLY  SHARES         THE MAXIMUM         SHARES
                 OWNED         BENEFICIALLY   NUMBER OF SHARES    BENEFICIALLY
SELLING          BEFORE        OWNED BEFORE   UNDER THE PURCHASE  OWNED AFTER
STOCKHOLDER      OFFERING      OFFERING (1)   AGREEMENT (1)       OFFERING
---------------  ------------  -------------  ------------------  --------------
Crisnic Fund SA     75,000(3)          0.65%           2,000,000           0.65%
---------------  ------------  -------------  ------------------  --------------
     ____________

(1) Applicable percentage of ownership is based on 11,517,262 shares of our common stock outstanding as of June 1, 2010 together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of June 1, 2010 for the selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Anthony Salvatore Gentile, the principal investment advisor, manager and President of Crisnic Fund SA, is deemed to be beneficial owner of all of the shares of common stock owned by Crisnic Fund SA. Mr. Gavridge Perez Porras and Mr. Marvin Brines Porras are the two shareholders and directors of Crisnic Fund SA and may be deemed to share beneficial ownership of the shares of common stock owned by Crisnic Fund SA.

(3) Under the terms of the Purchase Agreement, Crisnic Fund SA will receive a fee consisting of 75,000 shares of our common stock. The Company may elect in its sole discretion to sell to Crisnic Fund SA an additional 2,000,000 shares under the Purchase Agreement. Crisnic Fund SA does not presently beneficially own any of those shares as determined in accordance with the rules of the SEC.

                              PLAN OF DISTRIBUTION

     The common stock offered by this prospectus is being offered by Crisnic Fund SA, the selling shareholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

-     ordinary brokers' transactions;
-     transactions involving cross or block trades;
-     through brokers, dealers, or underwriters who may act solely as agents
-     "at the market" into an existing market for the common stock;
- in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
-     in privately negotiated transactions; or
-     any combination of the foregoing.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

     Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

     Crisnic  Fund  SA  is an "underwriter" within the meaning of the Securities
Act.

     Neither we nor Crisnic Fund SA can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Crisnic Fund SA, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

     We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Crisnic Fund SA and related persons against specified liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

     Crisnic Fund SA and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

     We have advised Crisnic Fund SA that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

     This offering will terminate on the date that all shares offered by this Prospectus have been sold by Crisnic Fund SA.

                                 LEGAL MATTERS

     The validity of the common stock offered by this Prospectus will be passed upon for us by Cutler Law Group P.C., Houston, Texas.


                                    EXPERTS

     The financial statements of Competitive Technologies, Inc. as of July 31, 2009 have been incorporated by reference in this Prospectus in reliance on the report of Mayer Hoffman McCann CPAs, the New York Practice of Mayer Hoffman
McCann P.C., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements of Competitive Technologies, Inc. as of July 31, 2008 have been incorporated by reference in this Prospectus in reliance on the report of 25 MAD LIQUIDATION CPA, P.C. (formerly known as Mahoney Cohen & Company, CPA, P.C.), independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, relating to the shares of our common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission and certain portions of which have been incorporated by reference to our reports filed with the Securities and Exchange Commission.

     In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters.

     Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the Securities and Exchange Commission as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1.800.SEC.0330 for further information on the operation of the public reference room. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. Our common stock is traded on NYSE Amex Equities stock market under the symbol "CTT".

     Copies of our filings with the Securities and Exchange Commission are also available, free of charge, on our corporate website at http://www.competitivetech.net. The other information found on our website is not incorporated by reference into this prospectus.

     You should rely only on the information contained in this Prospectus or the documents incorporated by reference. Neither CTT nor the selling shareholder has authorized anyone to provide you with any information that is different from that contained in this Prospectus. The information contained in this Prospectus is accurate as of the date of this Prospectus. You should not assume that there have been no changes in the affairs of the Company since the date of this Prospectus or that the information in this Prospectus is correct as of any time after the date of this Prospectus, regardless of the time that this Prospectus is delivered or any sale of the common stock offered by this Prospectus is made. This Prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus in any jurisdiction where the offer or solicitation is unlawful.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of fiduciary duty as a director. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit that is obtained. Our Certificate of Incorporation includes language limiting the liability of, and providing indemnification for, directors.

     The provision in the Certificate of Incorporation does not eliminate the director's fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws.

     To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation provisions are necessary to attract and retain qualified persons as directors and officers.

--------------------------------------------------------------------------------

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by Competitive Technologies, Inc. or the selling shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of Competitive Technologies, Inc. since the date hereof.

                  *
                *****
              **-----**
            **-----       COMPETITIVE
          ****----        TECHNOLOGIES
            **=====       Unlocking the Potential of Innovation (R)
              **=====**
                *****
                  *  (R)  Technology Transfer and Licensing Services

                                2,075,000 SHARES

                         COMPETITIVE TECHNOLOGIES, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                  July 14, 2010


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